SUB-ITEM 77Q1:  Exhibits

AMENDMENT #11
TO THE BY-LAWS
OF
FEDERATED U.S. GOVERNMENT SECURITIES FUND:
1-3 YEARS
Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber
Section 11 as Section 12:
Section 11.  Chief Compliance Officer.  The
Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule
38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.








Current as of:  8/18/94